FIRST AMENDMENT TO

MASTER CUSTODIAN AND ACCOUNTING SERVICES AGREEMENT

This AMENDMENT (the “Amendment”) is made as of the 4th day of December 2008, to the Master Custodian and Accounting Services Agreement made as of October 1, 2007, as amended (the “Agreement”), by and among each management investment company identified on Appendix A thereto (each such investment company and each management investment company made subject to such Agreement in accordance with Section 18.5 thereof shall hereinafter be referred to as a “Fund”) and STATE STREET BANK AND TRUST COMPANY, as Custodian hereunder (the “Custodian”).

WHEREAS, Nomura Partners Funds, Inc., formerly known as The Japan Fund, Inc., has determined to offer interests in multiple Portfolios, and each said Portfolio desires to participate in the Agreement;

NOW, THEREFORE, the parties hereto agree to modify and amend the Agreement as follows:

1. DEFINITIONS. Terms used but not defined herein shall have the meanings given to them in the Agreement.

2. SECTION 3.2.2. The second paragraph of Section 3.2.2 to the Agreement, “Countries Covered,” is hereby replaced in its entirety by the following:

Upon the receipt by the Foreign Custody Manager of Proper Instructions to open an account or to place or maintain Foreign Assets in a country listed on Schedule A, and the fulfillment by each Fund, on behalf of the applicable Portfolio(s), of the applicable account opening requirements for such country, the Foreign Custody Manager shall be deemed to have been delegated by such Fund’s Board on behalf of such Portfolio(s) responsibility as Foreign Custody Manager with respect to that country and to have accepted such delegation. Execution of this Agreement by each Fund shall be deemed to be a Proper Instruction to open an account, or to place or maintain Foreign Assets, in each country listed on Schedule A, except that for The Japan Fund, the only countries where an account may be opened are the United States and Japan. Following the receipt of Proper Instructions directing the Foreign Custody Manager to close the account of a Portfolio with the Eligible Foreign Custodian selected by the Foreign Custody Manager in a designated country, the delegation by the Board on behalf of such Portfolio to the Custodian as Foreign Custody Manager for that country shall be deemed to have been withdrawn and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to such Portfolio with respect to that country.

3. SECTION 4.3. Section 4.3 to the Agreement, “Foreign Securities Systems,” is hereby replaced in its entirety by the following:

SECTION 4.3. FOREIGN SECURITIES SYSTEMS Foreign securities shall be maintained in a Foreign Securities System in a designated country through arrangements implemented by the Custodian or a Foreign Sub-Custodian, as applicable, in such country, with the proviso that, for The Japan Fund, the only permissible Foreign Securities Systems are Euroclear, Clearstream Banking, S.A., and any Foreign Securities System in Japan.

4. RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

5. COUNTERPARTS. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed as of the date first set forth above.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A HERETO, SEVERALLY AND NOT JOINTLY ON BEHALF OF EACH OF ITS SERIES

/s/ William L. Givens
Name:	William L. Givens
Title:	Chief Executive Officer, Duly Authorized

STATE STREET BANK AND TRUST COMPANY

/s/ Joseph C. Antonellis
Name:	Joseph C. Antonellis
Title:	Vice Chairman, Duly Authorized

APPENDIX A

to

Master Custodian and Accounting Services Agreement

Dated: December     , 2008

Management Investment Companies Registered with the SEC and Portfolios thereof, if any

Nomura Partners Funds, Inc

The Japan Fund